Item 30. Exhibit (h) i. j. 2. ii.

SCHEDULE I

ACCOUNTS AND ASSOCIATED POLICIES

(Updated and effective as of June 21, 2023)

Name of Account	Policies Funded by Separate Account
Massachusetts Mutual Variable Life Separate Account I Established July 13, 1988	Apex VULSM
Massachusetts Mutual Variable Life Separate Account IX Established August 17, 2020	Strategic Life 20
Massachusetts Mutual Variable Life Separate Account X Established June 15, 2023	Strategic Life 21
Massachusetts Mutual Variable Life Separate Account VII Established October 17, 2005	Strategic Life 20B
C.M. Life Variable Life Separate Account I Established February 2, 1995	Electrum SelectSM Apex VULSM